Exhibit 13(a)(4)(i)

Deloitte & Touche, LLP (“Deloitte”) was replaced as the independent registered public accounting firm to the Destra Multi-Alternative Fund (1940 Act SEC File No. 811-22572), (the “Fund”) effective May 21, 2019. The Fund’s Audit Committee participated in, and approved, the decision to change auditors.

Deloitte’s reports on the Fund’s financial statements for the fiscal years ended February 28, 2019 and February 28, 2018 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund’s fiscal years ended February 28, 2019 and February 28, 2018 and through May 21, 2019, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such years, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On May 21, 2019, the Fund by action of its Board of Trustees upon the recommendation of the Fund’s Audit Committee engaged Cohen & Company, Ltd. (“Cohen”) as the independent registered public accounting firm to audit the Fund’s financial statements for the fiscal year ending February 28, 2020. During the Fund’s fiscal years ended February 28, 2019 and February 28, 2018 and through May 21, 2019, neither the Fund, nor anyone on its behalf has consulted with Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested Deloitte to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Deloitte agrees with the statements contained above. A copy of the letter from Deloitte, dated November 5, 2019 to the Securities and Exchange Commission is filed as an exhibit hereto.